Exhibit 10.25

Execution Version

Membership Interest Purchase Agreement

by and among

TIN Inc.,

Deltic Timber Corporation

and

Del-Tin Fiber L.L.C.

dated as of

February 13, 2013

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 13, 2013, by and among TIN Inc., a Delaware corporation (“Seller”), Deltic Timber Corporation, a Delaware corporation (“Purchaser”), and Del-Tin Fiber L.L.C., an Arkansas limited liability company (the “Company”).

RECITALS

WHEREAS, Seller is a Member of the Company, and owns a Membership Interest in the Company representing fifty percent (50%) of the total Membership Interests in the Company held by all Members, which Membership Interest represents all rights and interests of Seller in and with respect to the Company (the “Transferred Interest”);

WHEREAS, Purchaser is a Member of the Company and owns a Membership Interest in the Company representing fifty percent (50%) of the total Membership Interests in the Company held by all Members, which Membership Interest represents all rights and interests of Purchaser in and with respect to the Company;

WHEREAS, Seller desires to sell and Purchaser desires to purchase the Transferred Interest upon the terms and subject to the conditions of this Agreement;

WHEREAS, Seller and Purchaser desire to effect the sale of the Transferred Interest in accordance with the terms of this Agreement and to waive any and all provisions of the Operating Agreement of the Company, dated February 21, 1995 (as amended from time to time, the “Operating Agreement”), that prohibit, restrict or otherwise govern the transfer or sale of Membership Interests in the Company, including Section 15 and Section 16 of the Operating Agreement; and

WHEREAS, Purchaser and Seller are entering into this Agreement to memorialize their respective rights, duties and obligations with respect to the purchase and sale of the Transferred Interest.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Certain Defined Terms

As used in this Agreement, the following capitalized terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined), and capitalized terms not otherwise defined herein shall have the meanings ascribed them in the Operating Agreement:

“Administrative Agent” means SunTrust Bank.

“Agreement” has the meaning assigned to such term in the Preamble hereof.

“Assumed Liabilities” has the meaning assigned to such term in Section 2.01 hereof.

“Basket” has the meaning assigned to such term in Section 8.05 hereof.

“Bond Documents” means all documents and agreements entered into in connection with the Bonds, including that certain Indenture of Trust by and between Union County, Arkansas and The First National Bank of Chicago, as Trustee, dated as of December 1, 1998, the Letter of Credit Agreement, the Guarantees, the Letter of Credit Security Documents, the Lease Agreement, and that certain Reaffirmation of Security Documents and Guarantee Agreements and Amendment to Security Agreement and Guarantee Agreements by and among the Company, Deltic, Temple-Inland Inc., TIN and Administrative Agent dated as of July 21, 2011.

“Bond Transaction Documents” means a substitute guarantee duly executed by Purchaser substituting Purchaser for Seller and Seller’s affiliates under Seller’s Guarantees, a release from all of the obligations and liabilities of Seller and its affiliates under Seller’s Guarantees duly executed by all applicable parties entitled to rely on such guarantees, and such other documents reasonably requested by Seller in order to fully release Seller and its affiliates of all liabilities and obligations under the Bond Documents, the Letter of Credit and Seller’s Guarantees.

“Bonds” means the $60,000,000 Union County, Arkansas Taxable Industrial Development Revenue Bonds (Del-Tin Fiber L.L.C. Project) Series 1998, with a current outstanding principal balance of approximately $29,000,000.

“Building Products Business” means TIN’s business of designing, developing, manufacturing, selling and distributing building products.

“Business” means the business of the Company, including the ownership and operation of a facility to manufacture, distribute and sell medium-density fiberboard in El Dorado, Arkansas.

“Closing” has the meaning assigned to such term in Section 2.02(a) hereof.

“Closing Date” has the meaning assigned to such term in Section 2.02(a) hereof.

“Company” has the meaning assigned to such term in the Preamble hereof.

“Company IT Systems” means the stand-alone IT Systems owned, supported, licensed, operated or used by the Company and the Business without any licenses, services, interfacing or support from Seller, Seller’s affiliates or their contractors, licensors or service providers.

“Deltic” means Deltic Timber Corporation, a Delaware corporation and successor to Deltic Farm & Timber Co., Inc., an Arkansas corporation.

“Deltic Guaranty” means that certain Guarantee Agreement dated as of August 26, 2004, by and between Deltic, as guarantor, and Administrative Agent.

“Del-Tin Benefit Plan Arrangements” means all administrative responsibilities of TIN and/or its affiliates with respect to the Del-Tin Benefit Plans.

“Del-Tin Benefit Plans” means any and all pension plans, welfare plans and other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock or other equity ownership, stock or other equity purchase, stock or other equity appreciation, restricted stock or other equity, stock or other equity repurchase rights, stock or other equity option, phantom stock, other equity-based, performance, retirement, vacation, severance or other plan, arrangement or understanding maintained, contributed to or required to be maintained or contributed to by the Company or any of its subsidiaries. The term “Del-Tin Benefit Plans” also includes any associated trust that exclusively holds assets of the Del-Tin Benefit Plans as defined above.

“Encumbrance” means any lien, option, pledge, encumbrance, hypothecation, security interest, contractual right to purchase, reasonably foreseeable or known claim, demand, or suit, or any other significant restriction of any kind or nature.

“Environmental Laws” means all applicable federal, state, provincial, local and foreign Laws, legally binding agreements and Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources, protection or restoration of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), endangered or threatened species or, as it relates to pollution, human health or safety, including the Occupational Safety and Health Act of 1970.

“Environmental Permits” means all Permits pursuant to Environmental Laws necessary for the Business as currently conducted and the use of the assets of the Business.

“Environmental Proceedings” means actions, suits, proceedings, arbitrations or investigations pursuant to any Environmental Law.

“Facility” means the facility in El Dorado, Arkansas leased by the Company pursuant to the Lease Agreement and from which the Company conducts the Business.

“Governmental Entity” means any federal, state, provincial, territorial, local or foreign government, any political subdivision thereof, or any court of competent jurisdiction, administrative or regulatory agency, copyright, patent or trademark office, department, body or commission or other governmental or quasi-governmental authority, body or instrumentality, domestic or foreign.

“Guaranty” or “Guarantees” means any of the Deltic Guaranty or the IP Guarantees.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls and (b) any other chemical, material, substance or waste that is prohibited, limited or regulated under any applicable Environmental Law.

“Indemnified Party” has the meaning assigned to such term in Section 8.04 hereof.

“Indemnifying Party” has the meaning assigned to such term in Section 8.04 hereof.

“IP Guarantees” means, individually and collectively, (a) that certain Guarantee Agreement, dated as of February 13, 2012, by and between International Paper Company, as guarantor, and Administrative Agent, as amended, (b) that certain Guarantee Agreement, dated as of August 26, 2004, by and between Temple-Inland Inc., as guarantor, and Administrative Agent, as amended, and (c) that certain Guarantee Agreement, dated as of August 26, 2004, by and between Temple-Inland Forest Products Corporation (now TIN), as guarantor, and Administrative Agent, as amended.

“IT Systems” means all information technology, including computer equipment, software, hardware, operating systems, databases, support tools and applications.

“Knowledge” means, (a) as to Seller, the actual knowledge of (i) any current Manager appointed by Seller pursuant to the terms of the Operating Agreement or (ii) any current member of the Operating Committee designated by Seller’s Managers pursuant to the terms of the Operating Agreement, and (b) as to Purchaser, the actual knowledge of (i) any current Manager appointed by Purchaser pursuant to the terms of the Operating Agreement or (ii) any current member of the Operating Committee designated by Purchaser’s Managers pursuant to the terms of the Operating Agreement.

“Law” or “Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, all Governmental Entities.

“Lease Agreement” means that certain Lease Agreement dated as of December 1, 1998, by and between Union County, Arkansas, as lessor, and the Company, as lessee, as may be amended from time to time.

“Letter of Credit Agreement” means that certain Amended and Restated Letter of Credit Agreement dated as of July 21, 2011, as amended as of December 23, 2011, by and among the Company, the Administrative Agent and the lenders from time to time party thereto, as may be further amended from time to time.

“Letter of Credit Security Documents” means, individually and collectively, (a) that certain Bond Pledge Agreement, dated as of August 26, 2004, by and between the Company and Administrative Agent; (b) that certain Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement, and Financing Statement, dated as of August 26, 2004, by the Company for Administrative Agent, as amended by that certain First Modification of Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement, dated as of July 21, 2011, by the Company for Administrative Agent; and (c) that certain Security Agreement, dated as of August 26, 2004, by and between the Company and Administrative Agent.

“Limited Licenses” means the limited license(s) and source code owned by Seller for the “Order Management (OM)” custom-developed software application and the “Update” custom-developed software internet application; provided, however, that Limited Licenses shall not include any licenses associated with any computer equipment or software such as operating systems, databases, integration tools or development tools/languages.

“Losses” means Purchaser Losses or Seller Losses, as the case may be.

“Marketing Agreement” means that certain MDF Marketing Agreement dated as of February 21, 1995, by and between the Company and Temple-Inland Forest Products Corporation (now TIN Inc.), as amended.

“Marketing Agreement Termination Date” has the meaning assigned to such term in Section 5.04(a) hereof.

“Membership Interest” means all of a member’s ownership interest in the Company, including such member’s rights to share in the profits and losses, gains, deductions, credits, cash, assets and distributions of the Company and such member’s voting rights, including the right to elect managers to the managing board of the Company. For purposes hereof, “Membership Interest” includes a member’s Membership Interest and Membership Rights, as such terms are defined in the Operating Agreement.

“Operating Agreement” has the meaning assigned to such term in the Recitals hereof.

“Party” means a party to this Agreement.

“Permits” means all permits, licenses, franchises, approvals, consents, authorizations, waivers, grants, concessions, exemptions or orders of, or registrations, certificates and manufacturer’s affidavits of country origin and other similar documents, certificates or declarations with, and other similar documents issued by, any Governmental Entity.

“Permitted Encumbrances” means (a) any Encumbrances relating to the Bonds or the Bond Documents, (b) any Encumbrances or restrictions imposed pursuant to applicable federal and state securities laws or the Operating Agreement, (c) any Encumbrances created or caused by Purchaser and (d) any Encumbrances evidenced by or relating to the TIN Financing Statements.

“Purchase Price” means an amount equal to (a) $20,000,000 minus (b) the amount of the Letter of Credit Agreement guaranteed by Seller pursuant to Seller’s Guarantees.

“Purchaser” has the meaning assigned to such term in the Preamble hereof.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Sections 4.01 and 4.02.

“Purchaser Losses” has the meaning assigned to such term in Section 8.01 hereof.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture

“Release Requirements” has the meaning assigned to such term in Section 5.06 hereof.

“Seller” has the meaning assigned to such term in the Preamble hereof.

“Seller Fundamental Representations” means the representations and warranties set forth in Sections 3.01, 3.02 and 3.04.

“Seller Losses” has the meaning assigned to such term in Section 8.02 hereof.

“Seller’s Guarantees” means the IP Guarantees.

“Taxes” means all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise or property taxes, together with any interest, penalties or additions thereto (and any interest in respect of such penalties or additions) imposed with respect thereto.

“Termination Date” has the meaning assigned to such term in Section 2.03(d) hereof.

“TIN” means TIN Inc., a Delaware corporation and successor to Temple-Inland Forest Products Corporation, a Delaware corporation.

“TIN Financing Statements” means, collectively, (a) that certain UCC Financing Statement (number 98-235870) filed on December 1, 1998 with the Texas Secretary of State naming Temple-Inland Forest Products Corporation as the debtor and The First National Bank of Chicago, as agent, as the secured party, as amended, continued and supplemented, (b) that certain UCC Financing Statement (number 1161666) filed on December 1, 1998 with the Arkansas Secretary of State naming Temple-Inland Forest Products Corporation as the debtor and The First National Bank of Chicago, as agent, as the secured party, as amended, continued and supplemented, (c) that certain UCC Financing Statement (number 981646) filed on December 1, 1998 with Union County, Arkansas naming Temple-Inland Forest Products Corporation as the debtor and The First National Bank of Chicago, as agent, as the secured party, as amended, continued and supplemented and (d) that certain UCC Financing Statement (number 2031724 2) filed on February 6, 2002 with the Delaware Secretary of State naming Temple-Inland Forest Products Corporation as the debtor and Bank One, NA, as agent, as the secured party, as amended, continued and supplemented.

“Transaction Documents” means this Agreement and the other agreements and documents contemplated hereby or delivered pursuant hereto, including the Bond Transaction Documents.

“Transferred Interest” has the meaning assigned to such term in the Recitals hereof.

1.02 Construction

(a) Unless the context of this Agreement otherwise clearly requires (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to any gender include the other genders, (iii) the words “include,”

“includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (iv) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s), and (vi) the terms “year” and “years” mean and refer to calendar year(s).

(b) Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof, and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time.

(c) All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(d) This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

ARTICLE II

PURCHASE AND SALE OF TRANSFERRED INTEREST

2.01 Sale and Purchase of the Transferred Interest. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, the Transferred Interest, free and clear of all Encumbrances (other than Permitted Encumbrances), except as otherwise provided herein, in consideration for the following: (a) the payment by Purchaser to Seller of the Purchase Price in cash, payable as set forth in Section 2.02(c)(i); and (b) the assumption by Purchaser, as the sole remaining member of the Company, of all of the liabilities relating to Seller’s Membership Interest in the Company, including Seller’s Guarantees (collectively, the “Assumed Liabilities”).

2.02 Closing.

(a) Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the earlier of the following:

(i) 10:00 a.m. (Memphis, TN time) on the 5th business day following the date on which Seller receives written notice from Purchaser that Purchaser is prepared to proceed to Closing; provided that the conditions set forth in Articles VI and VII have been satisfied (or waived) prior to such date; or

(ii) 10:00 a.m. (Memphis, TN time) on the 2nd business day following the date on which Purchaser receives written notice from Seller regarding the anticipated closing of the sale of the Building Products Business; provided that the conditions set forth in Articles VI and VII have been satisfied (or waived) prior to such date; or

(iii) 10:00 a.m. (Memphis, TN time) on April 30, 2013 provided that the conditions set forth in Articles VI and VII shall have been satisfied (or waived) on or prior to April 30, 2013.

The Closing shall take place via an electronic closing in which each Party will execute and deliver to the other Party via facsimile or electronic mail delivery separate counterparts of each document that such Party is required to execute and deliver at Closing pursuant to the terms of this Agreement (each of which shall be deemed an original, but all of which together shall constitute one and the same instrument), or at such other place, time, date and in such other manner as shall be agreed between Seller and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(b) Seller’s Closing Deliveries. At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following:

(i) all of the books and records of the Company to the extent in Seller’s possession or control, including the sales records, income tax returns, organizational documents, record books, minute books, and seal of the Company to the extent in Seller’s possession or control;

(ii) the Limited Licenses;

(iii) backup copies of applications and Company data for those business applications utilized by the Company and hosted in Seller’s Austin, Texas facilities and as defined in Schedule 2.02(b)(iii).

(iv) a certificate of non-foreign status that complies with Treasury Regulation Section 1.1445-2(b)(2), duly executed by Seller;

(v) a certificate duly executed by the secretary or any assistant secretary of Seller, dated as of the Closing Date, as to (A) the good standing of Seller in its jurisdiction of incorporation, (B) Seller’s due authorization regarding the execution, delivery and performance of this Agreement and each other Transaction Document to which Seller is a party and the transactions contemplated hereby and thereby, (C) no amendments to the certificate of incorporation or bylaws of Seller since a specified date, and (D) the incumbency and signatures of the officers of Seller executing this Agreement and any other Transaction Document;

(vi) the Assignment of Limited Liability Company Membership Interest in the form attached as Exhibit A, duly executed by Seller;

(vii) resignations, dated the Closing Date, duly executed by all Managers appointed by Seller, all officers appointed by Seller or Seller’s Managers, and all members of the Operating Committee and any other committee of the Company designated by Seller’s Managers or Seller;

(viii) counterparts to any Transaction Documents to which Seller is a party, duly executed by Seller; and

(ix) all other documents and certificates reasonably requested by Purchaser to convey the Transferred Interest to Purchaser or to otherwise consummate the transactions contemplated hereby and which are customary for similar transactions.

(c) Purchaser Closing Deliveries. At the Closing, Purchaser shall deliver, or cause to be delivered to Seller the following:

(i) payment of the Purchase Price by wire transfer of immediately available funds to one or more accounts designated in writing by Seller;

(ii) a certificate duly executed by the secretary or any assistant secretary of Purchaser, dated as of the Closing Date, as to (A) the good standing of Purchaser in its jurisdiction of incorporation, (B) Purchaser’s due authorization regarding the execution, delivery and performance of this Agreement and each other Transaction Document to which Purchaser is a party and the transactions contemplated hereby and thereby, (C) no amendments to the certificate of incorporation or bylaws of Purchaser since a specified date, and (D) the incumbency and signatures of the officers of Purchaser executing this Agreement and any other Transaction Document;

(iii) the Assignment of Limited Liability Company Membership Interest in the form attached as Exhibit A, duly executed by Purchaser;

(iv) counterparts to any Transaction Documents to which Purchaser is a party, duly executed by Purchaser; and

(v) all other documents and certificates reasonably requested by Seller to purchase the Transferred Interest from Seller, to assume the Assumed Liabilities or to otherwise consummate the transactions contemplated hereby and which are customary for similar transactions.

2.03 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by written notice from Purchaser to Seller if (i) any of the conditions set forth in Article VI hereof shall have become incapable of fulfillment and shall not have been waived by Purchaser or (ii) Seller materially breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which failure or breach is not cured within twenty (20) days after Purchaser has notified Seller of its intent to terminate this Agreement pursuant to this Section 2.03(b);

(c) by written notice from Seller to Purchaser if (A) any of the conditions set forth in Article VII hereof shall have become incapable of fulfillment and shall not have been waived by Seller or (B) Purchaser materially breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which failure or breach is not cured within twenty (20) days after Seller has notified Purchaser of its intent to terminate this Agreement pursuant to this Section 2.03(c); or

(d) by written notice by Purchaser or Seller to the other Party if the Closing has not occurred on or prior to July 31, 2013 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 2.03(d) shall not be available to a Party (i) whose failure to fulfill an obligation, or (ii) whose delay or nonperformance shall have been the cause or, or shall have resulted in, the failure or inability to close on or before the Termination Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

As of the date hereof and (unless otherwise stated in this Article III) as of the Closing Date, Seller represents and warrants to Purchaser as follows:

3.01 Organization and Standing of Seller. Seller is a corporation duly organized and validly existing under the Laws of the State of Delaware and has all requisite power and authority to own, lease, operate, and transfer its assets, including the Transferred Interest, and to carry on its business as currently conducted. Seller is licensed or qualified as a foreign corporation authorized to do business in each jurisdiction where such license or qualification is required.

3.02 Authorization. Seller has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Upon due execution by the other parties hereto and thereto, this Agreement and the other Transaction Documents to which Seller is a party will constitute the legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms.

3.03 No Violations. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby will not, (a) conflict with or violate Seller’s Certificate of Incorporation or bylaws, or (b) conflict, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, license, permit, agreement for borrowed money, instrument of indebtedness (other than the Bond Documents) or other arrangement to which Seller or, to the Knowledge of Seller, the

Company is a party or by which Seller, the Transferred Interest, or, to the Knowledge of Seller, the Company is bound or to which their assets are subject, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, the Transferred Interest, or, to the Knowledge of Seller, the Company.

3.04 Capitalization. Except as set forth in the Operating Agreement and except for the other Permitted Encumbrances, (a) Seller owns the Transferred Interest free and clear of any Encumbrances, (b) there are no preemptive rights, whether at law or otherwise, to purchase any of the Transferred Interest, and there are no outstanding options, warrants, subscriptions, agreements, plans or other commitments pursuant to which the Company is or may become obligated to sell or issue any membership interests or any other debt or equity security, and there are no outstanding securities convertible or exchangeable into membership interests or any other debt or equity security, and (c) there are no voting agreements, partnership agreements or other agreements, instruments or rights of any kind or nature outstanding or in effect with respect to the Transferred Interest.

3.05 Governmental Consents. Except as required under the Bond Documents, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity on the part of Seller or, to the Knowledge of Seller, the Company is required in connection with the execution and delivery by Seller of this Agreement, the sale of the Transferred Interest, or the performance by Seller of its obligations under this Agreement and the other Transaction Documents.

3.06 Litigation. There is no action, suit, proceeding, arbitration or investigation pending or, to the Knowledge of Seller, threatened against Seller, or, to the Knowledge of Seller, the Company that would have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby. Neither Seller nor, to the Knowledge of Seller, the Company is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental Entity that would have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby.

3.07 Title to Assets. To the Knowledge of Seller, the Company’s personal property has been maintained in the ordinary course of the Business consistent with past practice. To the Knowledge of Seller, the Company has good and marketable title to, or a valid leasehold interest in, its personal property free and clear of all Encumbrances, except for (a) properties and assets disposed of in the ordinary course of the operation of the Business, and (b) (i) liens for Taxes not yet due and payable, (ii) liens imposed by Law and incurred in the ordinary course of business for obligations not yet due and payable or that have not yet become delinquent to landlords, carriers, warehousemen, materialmen and the like, and (iii) liens imposed pursuant to and in accordance with the Bond Documents.

3.08 Real Property. To the Knowledge of Seller, the Company does not own any real property in fee simple. To the Knowledge of Seller, (a) the only lease for real property to which the Company is a party is the Lease Agreement, and (b) the Company is not in breach or default under the Lease Agreement and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under the Lease Agreement. To the Knowledge of Seller, (v) all structures and all structural, mechanical and other physical systems that constitute part of the Facility conform with all applicable Laws, (w) there is no hazardous waste condition at the Facility that would impair beneficial use of the Facility, (x) the utilities available at the Facility are adequate to service the operations of the Business as presently conducted at the Facility, (y) no fact or condition exists which will result in the termination or material reduction of the current access from the Facility to existing roads or to water, sewer or other utility services presently serving the Facility, and (z) there are no pending or threatened, condemnation, fire, health, safety, building or zoning regulatory proceedings, lawsuits or administrative actions relating to any portion of the Facility that are reasonably likely to result in a material adverse effect to the Company or the Business. To the Knowledge of Seller, all real property taxes that are due and payable with respect to the Facility, if any, have been paid or will be paid at or prior to the Closing.

3.09 Environmental Matters. To the Knowledge of Seller: (a) the Company and the Business are, and during the past five years have been, in compliance in all material respects with all Environmental Laws; (b) since January 1, 2008, neither Seller nor the Company has received any written notice (the substance of which has not been materially resolved) that alleges that the Business or any of the assets of the Business is in material violation of, or has material liability under, any Environmental Law; (c) (i) the Company has obtained and is in compliance in all material respects with all Environmental Permits, (ii) all such Environmental Permits are valid and in good standing, (iii) neither Seller nor the Company has been advised by any Governmental Entity of any materially adverse actual or potential change in the status or terms and conditions of any such Environmental Permit, (iv) the Company has made all filings required by such Environmental Permits, and (v) the assets of the Business are in such condition so as to ensure compliance in all material respects with Environmental Laws and Environmental Permits while operating at the maximum production rates allowed by such Environmental Permits; (d) there are no Environmental Proceedings pending or threatened against the Company; (e) there have been no Releases of any Hazardous Material by the Business or at, on, under or from the real property where the Facility is located that have formed or could form the basis of any Environmental Proceeding against the Company or that have formed or could form the basis of any investigation or remediation pursuant to Environmental Laws by the Company; and (f) the Company has not assumed, either contractually or by operation of Law, any material liabilities that have formed or could form the basis of any Environmental Proceeding against the Company or that have formed or could form the basis of any investigation or remediation pursuant to Environmental Laws by the Company, including locations not owned or controlled by the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As of the date hereof and (unless otherwise stated in this Article IV) as of the Closing Date, Purchaser represents and warrants to Seller as follows:

4.01 Organization and Standing of Purchaser. Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its assets, and to acquire the Transferred Interest, and to carry on its business as currently conducted. Purchaser is licensed or qualified as a foreign corporation authorized to do business in each jurisdiction where such license or qualification is required.

4.02 Authorization. Purchaser has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Upon due execution by the other parties hereto and thereto, this Agreement and the other Transaction Documents to which Purchaser is a party will constitute the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their respective terms.

4.03 No Violations. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby will not, (a) conflict with or violate Purchaser’s Certificate of Incorporation or bylaws, or (b) conflict, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, license, permit, agreement for borrowed money, instrument of indebtedness (other than the Bond Documents) or other arrangement to which Purchaser is a party or by which Purchaser is bound or to which its assets are subject, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller, the Transferred Interest, or, to the Knowledge of Purchaser, the Company.

4.04 Governmental Consents. Except as required under the Bond Documents, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity on the part of Purchaser is required in connection with the execution and delivery by Purchaser of this Agreement or the performance by Purchaser of its obligations under this Agreement and the other Transaction Documents.

4.05 Litigation. There is no action, suit, proceeding, arbitration or investigation pending or, to the Knowledge of Purchaser, threatened against Purchaser that would have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby. Purchaser is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any Governmental Entity that would have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby.

4.06 Sufficiency of Funds. Purchaser has, and at the Closing will have, funds sufficient to satisfy, no later than the date they become due, all of its obligations under this Agreement and to consummate the transaction contemplated hereby.

ARTICLE V

CERTAIN COVENANTS AND AGREEMENTS

5.01 Reasonable Efforts; Further Assurances; Cooperation; Access to Information. Subject to the other provisions of this Agreement, Purchaser and Seller shall both use commercially reasonable efforts to perform their respective obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all consents required and all regulatory approvals and to satisfy all conditions to their respective obligations hereunder, if any, and to cause the transactions contemplated herein to be effected as soon as practicable, in accordance with the terms hereof and shall cooperate fully with each other Party and its and such other Party’s officers, directors, employees, agents, counsel, accountants and other designees in connection with any step required to be taken as a part of the obligations hereunder. In the event that following the Closing Date, Purchaser or Seller discovers that Seller has possession of or control over any books or records, in whatever form, of the Company, then Seller shall deliver promptly all such books and records to Purchaser.

5.02 Public Announcements. The Parties shall consult with each other and shall mutually agree upon any press release or other public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any U.S. national securities exchange, in which case the Party proposing to issue such press release or make such public announcement shall use commercially reasonable efforts to consult in good faith with each other Party before issuing any such press release or making any such public announcement and shall allow each other Party reasonable time to comment on such release or announcement in advance of such issuance. The Parties acknowledge that TIN Inc. and its affiliates shall be permitted to disclose the terms of this Agreement to the purchaser of the Building Products Business.

5.03 Taxes. Seller will cooperate with the Company and Purchaser in connection with the preparation of Tax returns that are required to be filed for Tax periods during which Seller was a Member of the Company. Seller and Purchaser will provide each other and the Company all information, documents, work papers and other data reasonably necessary for the preparation of all Tax returns for the Company. Seller and Purchaser agree to allocate Taxes and all Tax items of income, gain, profit, loss and deduction based on an interim closing of the books as of the close of business on the Closing Date.

5.04 Affiliate Agreements.

(a) Marketing Agreement. Notwithstanding anything contained in the Marketing Agreement to the contrary, the Parties acknowledge and agree that (i) the Marketing Agreement shall terminate effective as of the earlier of (A) the Closing or (B) the closing of the sale of the Building Products Business (the “Marketing Agreement Termination Date”) and (ii) Seller shall have no rights against the parties to the Marketing Agreement or their affiliates pursuant thereto from and after the Marketing Agreement Termination Date, except for any matters that expressly survive such termination as set forth therein, and Seller shall have no interests in, or obligations to, the Company, Purchaser or any other person or entity under the terms of, or pursuant to, the Marketing Agreement from and after the Marketing Agreement Termination Date, except for any matters that expressly survive such termination as set forth therein.

(b) Del-Tin Benefit Arrangements. Effective as of the Closing, Deltic shall assume sponsorship of the Del-Tin Benefit Plans and shall assume all of the Del-Tin Benefit Plan Arrangements. Subsequent to such assumption (and to the extent not otherwise fully accomplished as of the Closing Date), Deltic shall make all governmental filings and take such other actions necessary to evidence such assumption.

5.05 Waiver of Certain Provisions of Operating Agreement. Each Party waives any and all rights with respect to notice, transfer, valuation, redemption, procedure, timing or otherwise related to the sale and transfer of Transferred Interest created by or arising from the Operating Agreement, and each Party acknowledges that the terms of this Agreement are conclusive as to the Parties’ rights related to the transactions contemplated hereby and expressly supersede any conflicting or inconsistent provisions of the Operating Agreement.

5.06 Bond Documents; Release of Guarantees. From and after the date hereof, without limiting the Closing condition set forth in Section 7.03, the Parties shall use commercially reasonable efforts to (a) obtain the consent of any other parties to the Bond Documents to the extent necessary in connection with the consummation of the transactions contemplated hereby, (b) cause Purchaser to be substituted in all respects, effective as of the Closing Date, for Seller and its affiliates under Seller’s Guarantees, (c) obtain a full release of Seller and its affiliates from all of Seller’s Guarantees, (d) cause Encumbrances evidenced by TIN Financing Statements to be released and the TIN Financing Statements to be terminated of record and (e) amend the Letter of Credit Agreement and the other Bond Documents in a manner satisfactory to Seller and its affiliates to show assumption by Purchaser of the obligations and liabilities of Seller and its affiliates thereunder ((a) through (e) are collectively referred to herein as the “Release Requirements”). Seller and Purchaser shall each be responsible for 50% of any and all third-party fees (other than the other Party’s attorney’s fees) that may be required in connection with (a) obtaining the consent of any other parties to the Bond Documents to the extent necessary in connection with the consummation of the transactions contemplated hereby, (b) causing Purchaser to be substituted in all respects, effective as of the Closing Date, for Seller and its affiliates under Seller’s Guarantees, and (c) obtaining a full release of Seller and its affiliates from Seller’s Guarantees, all in accordance with the Bond Transaction Documents.

ARTICLE VI

CONDITIONS TO PURCHASER’S OBLIGATIONS

The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:

6.01 Representations and Warranties. Each of the representations and warranties of Seller in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, except that representations and warranties which address matters as of a specified date shall remain true and correct in all material respects as of such date.

6.02 Compliance with Agreement. Seller shall have performed and complied with, in each case in all material respects, all of its obligations under this Agreement which are to be performed or complied with by Seller on or prior to the Closing Date.

6.03 Documentation at Closing. Purchaser shall have received at or prior to the Closing all of the following, each in form and substance reasonably satisfactory to Purchaser and its counsel: (a) all the deliveries required to be made by Seller under Section 2.02(b); and (b) a certificate of Seller certifying as to the satisfaction of the conditions set forth in Sections 6.01 and 6.02.

The foregoing conditions are for the sole benefit of Purchaser and may, subject to Section 9.04, be waived, in whole or in part, by Purchaser at any time.

ARTICLE VII

CONDITIONS TO SELLER’S OBLIGATIONS

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:

7.01 Representations and Warranties. Each of the representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, except that representations and warranties which address matters as of a specified date shall remain true and correct in all material respects as of such date.

7.02 Compliance with Agreement. Purchaser shall have performed and complied with, in each case in all material respects, all of its obligations under this Agreement which are to be performed or complied with by Purchaser on or prior to the Closing Date.

7.03 Release of Obligations. Seller shall have received the Bond Transaction Documents and evidence in form and substance satisfactory to Seller that the Release Requirements have been completed and that all of the obligations and liabilities of Seller and its affiliates under the Bond Documents, the Letter of Credit and all of Seller’s Guarantees have been released.

7.04 Documentation at Closing. Seller shall have received at or prior to the Closing all of the following, each in form and substance reasonably satisfactory to Seller and its counsel: (a) all the deliveries required to be made by Purchaser under Section 2.02(c); and (b) a certificate of Purchaser certifying as to the satisfaction of the conditions in Sections 7.01 and 7.02.

The foregoing conditions are for the sole benefit of Seller and may, subject to Section 9.04, be waived, in whole or in part, by Seller at any time.

ARTICLE VIII

INDEMNIFICATION

8.01 Seller Indemnity. Seller shall indemnify and hold Purchaser and its affiliates harmless at all times from and after the Closing Date from and against any and all claims, liabilities, losses, damages, costs and expenses (including reasonable legal fees, costs and expenses arising from or in connection with any action, suit, proceeding or claim incident to any of the foregoing) (collectively, “Purchaser Losses”), suffered or incurred by Purchaser or its affiliates resulting from:

(a) subject to Section 8.06 below, any breach or inaccuracy of any representation or warranty made by Seller in this Agreement or in any Transaction Document (for purposes of this Section 8.01(a), the representations and warranties set forth in Sections 3.07, 3.08 and 3.09 shall be read without reference to materiality or knowledge qualifiers);

(b) any breach of any covenant, agreement or undertaking made in this Agreement or in any Transaction Document by Seller; or

(c) any fraud, willful misconduct or bad faith of Seller in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

8.02 Purchaser Indemnity. Purchaser shall indemnify and hold Seller and its affiliates harmless at all times from and after the Closing Date from and against any and all claims, liabilities, losses, damages, costs and expenses (including reasonable legal fees, costs and expenses arising from or in connection with any action, suit, proceeding or claim incident to any of the foregoing) (collectively, “Seller Losses”), suffered or incurred by Seller or its affiliates resulting from:

(a) any breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement or in any Transaction Document;

(b) any breach of any covenant, agreement or undertaking made in this Agreement or in any Transaction Document by Purchaser;

(c) the Guarantees, the Bond Documents or the Letter of Credit Agreement; or

(d) any fraud, willful misconduct or bad faith of Purchaser in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

8.03 Survival. The representations and warranties of each Party hereto contained herein or in any certificates or other documents delivered pursuant to this Agreement and any indemnification obligations related thereto shall survive the Closing until the first anniversary of the Closing; provided that the Seller Fundamental Representations and the Purchaser Fundamental Representations and the indemnification obligations related thereto shall survive indefinitely; and provided, further, that any representation or warranty will continue to survive if a written notice of a breach thereof shall have been timely given to the breaching Party by the other Party on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article VIII. Seller’s indemnification obligations under Sections 8.01(b) and 8.01(c) and Purchaser’s indemnification obligations under Sections 8.02(b), 8.02(c) and 8.02(d) shall survive indefinitely.

8.04 Indemnification Procedures. Any Party seeking indemnification hereunder (the “Indemnified Party”) shall notify the other Party (the “Indemnifying Party”) promptly after it becomes aware of facts supporting a claim or action for indemnification (whether as a result of or claim by a third party or as a result of a direct claim) under this Article VIII, and shall provide to the Indemnifying Party as soon as practicable thereafter all information and documentation reasonably necessary to support and verify any Losses associated with such claim, or action. The failure to so notify or provide information to the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except where and to the extent actual prejudice has been suffered. The Indemnifying Party shall defend, contest or otherwise protect the Indemnified Party against any such claim or action at its sole cost and expense; provided, however, that the Indemnifying Party shall not make any settlement or compromise without the prior written consent of the Indemnified Party. The Indemnified Party shall have the right, but not the obligation, to participate in the defense thereof by counsel of the Indemnified Party’s choice. If Indemnifying Party fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right to do so, including the right to make any compromise or settlement thereof, and the Indemnified Party shall be entitled to recover the entire cost thereof from Indemnifying Party, including attorneys’ fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding. Payments of all amounts owing by Indemnifying Party under this Article VIII shall be made within 30 days after notice thereof.

8.05 Certain Limitations. Notwithstanding anything to the contrary set forth in this Agreement, no Indemnified Party shall make a claim against an Indemnifying Party or its representatives for indemnification under Section 8.01(a) (except with respect to breaches of Seller Fundamental Representations) or 8.02(a) (except with respect to breaches of Purchaser Fundamental Representations) unless and until the aggregate amount of such Losses suffered by the Indemnified Parties exceeds $300,000 (the “Basket”), in which event the Indemnified Parties may claim indemnification for only those Losses in excess of the Basket. Further, neither Party’s indemnification obligations under Section 8.01(a) (except with respect to breaches of Seller Fundamental Representations) or 8.02(a) (except with respect to breaches of Purchaser Fundamental Representations) shall exceed in the aggregate $4,000,000. For the avoidance of doubt, the limitations set forth in this Section 8.05 shall not apply to indemnification obligations under Section 8.01(a) (with respect to breaches of Seller Fundamental Representations), 8.01(b), 8.01(c), 8.02(a) (with respect to breaches of Purchaser Fundamental Representations), 8.02(b), 8.02(c) or 8.02(d).

8.06 Breach of Certain Representations. Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents, and notwithstanding the limitations set forth in Section 8.05, the Parties acknowledge and agree that Seller and Purchaser shall each be responsible for 50% (and Seller’s indemnification obligations under Section 8.01(a) shall be limited to 50%) of any and all Purchaser Losses resulting from any breach or inaccuracy of any representation or warranty made by Seller in Section 3.07, 3.08 or 3.09.

8.07 Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents, the Parties acknowledge and agree that, should the Closing occur, each Party’s sole and exclusive remedy with respect to any and all claims for Losses arising from or relating to this Agreement or the Transaction Documents or any representation, warranty or covenant of the other Party contained in this Agreement or the Transaction Documents shall be pursuant to the indemnification provisions set forth in this Article VIII or otherwise expressly set forth in this Agreement; provided that nothing herein shall limit in any way either Party’s remedies in respect of fraud by the other Party in connection with the Transactions.

ARTICLE IX

MISCELLANEOUS

9.01 Further Assurances. From and after the Closing, upon the reasonable request of any Party, each Party shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to effectuate fully the intent and purposes of this Agreement.

9.02 Specific Performance; Limitation of Liability. Each Party hereby acknowledges that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at law. In the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party may, subject to the terms hereof, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief.

UNDER NO CIRCUMSTANCES SHALL ANY PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, ARISING OUT OF A BREACH OF THIS AGREEMENT WHETHER A CLAIM FOR ANY SUCH DAMAGES IS PREMISED UPON A BREACH OF CONTRACT, TORT, STRICT LIABILITY OR OTHER THEORY; PROVIDED, HOWEVER, THAT DAMAGES FOR ANY THIRD PARTY CLAIM INDEMNIFIED HEREUNDER ARE DIRECT DAMAGES AND SHALL NOT BE CONSIDERED DAMAGES SUBJECT TO THE FOREGOING LIMITATIONS.

9.03 Amendments. This Agreement may be amended only by a written instrument signed by Seller, Purchaser and the Company.

9.04 Waiver. No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. No waiver of any of the provisions of this Agreement shall be deemed to be, nor shall it constitute, a waiver of any other provision whether similar or not. No single waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

9.05 Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing, shall be addressed to the applicable Party at the address hereinafter set forth (or at such other address as shall be designated by such Party in a written notice to the other Party in compliance with this Section 9.05), and shall be either (a) delivered by hand, (b) sent by facsimile transmission, or (c) sent by Federal Express, UPS or another nationally recognized next-day business courier.

if to Seller, to:	TIN Inc.
c/o International Paper Company
6420 Poplar Avenue
Memphis, Tennessee 38197
Attention: General Counsel
Facsimile: (901) 214-1248

with a copy to (which shall not constitute notice):	K&L Gates LLP
134 Meeting Street, Suite 200
Charleston, South Carolina 29401
Attention: James S. Bruce
Facsimile: (843) 579-5601

if to Purchaser, to:	Deltic Timber Corporation
210 East Elm Street
El Dorado, Arkansas 71730
Attention: Jim F. Andrews, Jr.
Facsimile: (870) 881-6457

if to Company, to:	Del-Tin Fiber L.L.C.
c/o Deltic Timber Corporation
210 East Elm Street
El Dorado, Arkansas 71730
Attention: Jim F. Andrews, Jr.
Facsimile: (870) 881-6457

All such notices, requests, demands, consents and other communications shall be deemed to have been received (i) if by hand, at the time of the delivery thereof to the receiving party, (ii) if by facsimile transmission, at the time that receipt thereof has been verified or acknowledged by electronic confirmation or otherwise, or (iii) if by next-day business courier, on the next business day following the day such notice is delivered to the courier service.

9.06 Fees and Expenses. Except as otherwise provided herein or in the other Transaction Documents, each Party shall bear and will be liable for the payment of all fees, costs, and expenses incurred by such Party in connection with the transactions contemplated hereby.

9.07 Binding Effect; Assignment. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and assigns. No Party shall have the right to delegate any of its obligations hereunder, or to assign any of its rights hereunder or any interest herein, without the prior written consent of the other Party (such consent not to be unreasonably withheld), and any such attempted delegation or assignment shall be void ab initio.

9.08 Prior Agreements. This Agreement and the other Transaction Documents constitute the entire agreement among the Parties and supersede any prior understandings or agreements concerning the subject matter hereof or thereof.

9.09 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

9.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to conflicts of laws principles.

9.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

9.12 Headings. The Article and Section headings of this Agreement are for convenience and shall not by themselves determine the interpretation of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Membership Interest Purchase Agreement to be executed by their duly authorized representatives as of the date first above written.

SELLER:

TIN INC.

By:	/s/ John N. Balboni
Name:	John N. Balboni
Title:	Group Vice President – Building Products

PURCHASER:

DELTIC TIMBER CORPORATION

By:	/s/ Ray C. Dillon
Name:	Ray C. Dillon
Title:	President and CEO

COMPANY:

DEL-TIN FIBER L.L.C.

By:	/s/ Ray C. Dillon
Name:	Ray C. Dillon
Title:	Chairman

EXHIBIT A

ASSIGNMENT OF LIMITED LIABILITY COMPANY

MEMBERSHIP INTEREST

This ASSIGNMENT OF LIMITED LIABILITY COMPANY MEMBERSHIP INTEREST (this “Agreement”), dated as of             , 2013 (the “Effective Date”), is executed by and between TIN Inc., a Delaware corporation (“Assignor”), and Deltic Timber Corporation, a Delaware corporation (“Assignee”), in connection with that certain Membership Interest Purchase Agreement, dated as of February 13, 2013, by and among Assignor, Assignee and Del-Tin Fiber L.L.C., an Arkansas limited liability company (the “Membership Purchase Agreement”).

All capitalized terms not herein defined shall have the meaning ascribed to them in the Membership Purchase Agreement.

AGREEMENT

In consideration of the payment by Purchaser of the Purchase Price and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are acknowledged by each of Assignor and Assignee, the parties hereto agree as follows:

1. Assignment. Effective as of the Effective Date, Assignor hereby sells, assigns, transfers, conveys and delivers the Transferred Interest to Assignee, its successors and assigns, free and clear of all Encumbrances (other than Permitted Encumbrances), and Assignee hereby purchases, acquires and accepts from Assignor the Transferred Interest and assumes the Assumed Liabilities.

2. Conflict with the Membership Purchase Agreement. In the event of any conflict between the provisions of this Agreement and the provisions of the Membership Purchase Agreement, the provisions of the Membership Purchase Agreement shall control and prevail.

3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to conflicts of laws principles.

4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

5. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of parties hereto and their respective successors and assigns.

Exhibit A – Page 1 of 2

EXHIBIT A

[SIGNATURE PAGE FOLLOWS]

Exhibit A – Page 2 of 2

EXHIBIT A

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ASSIGNOR:

TIN INC.

By:
Name:
Title:

ASSIGNEE:

DELTIC TIMBER CORPORATION

By:
Name:
Title:

Exhibit A – Page 2 of 2

SCHEDULE 2.02(b)(iii)

COMPANY UTILIZED APPLICATIONS

OM – ORDER MANAGEMENT & INCLUDES UPDATE WEB APPLICATION

JDE – ENTERPRISE ONE A/P, A/R, WITH DEL-TIN DATA ONLY

MAXIMO – CMMS , WITH DEL-TIN INSTANCE ONLY

Schedule 2.2(b)(iii) – Page 1 of 1